Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 26, 2021—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2020.

(in thousands, except share and per share data)

Net income for the three months ended December 31, 2020 was $2,226, or $0.40 per share-basic and diluted, an increase of $255, or 12.94% from net income of $1,971, or $0.35 per share-basic and diluted for the same quarter in 2019.

Net income for the twelve months ended December 31, 2020 was $6,931, or $1.24 per share-basic and diluted, an increase of $1,029, or 17.43% from net income of $5,902, or $1.17 per share-basic and diluted for the same period in 2019. The majority of the increase for the three- and twelve-month periods relate to an increase in net interest income partially offset by additional provision for loan losses and non-interest expense.

The Company continues to be proactive in dealing with the effects of the pandemic to its employees, customers and communities. While the ultimate impact of the crisis cannot be accurately predicted at this point, the Company is well-capitalized and has the financial stability to continue to serve its customers and communities during this unprecedented time.

Fourth Quarter Highlights

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Total revenues, or interest and noninterest income, for the three months ended December 31, 2020 totaled $13,118, a decrease of $98 or (0.74%), compared to the three months ended September 30, 2020, and an increase of $113, or 0.87%, compared to the three months ended December 31, 2019.

•

Beginning in the second quarter of 2020, the Bank participated as a lender in the Small Business Administration’s (“SBA”) and U.S. Department of Treasury’s Paycheck Protection Program (“PPP”) as established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP loans are generally 100% guaranteed by the SBA. At December 31, 2020, the balance of PPP loans was $29,523 and the Company had recognized $1,172 in PPP fee income for the twelve months ended December 31, 2020.

•

Total loans decreased $3,378, or (0.52%), to $652,256 at December 31, 2020, compared to $655,634 at September 30, 2020, and increased $75,189, or 13.03%, compared to $577,067 at December 31, 2019. Excluding PPP loans with a total balance of $29,523 at December 31, 2020, total loans increased $45,666, or 7.91%, compared to December 31, 2019.

•

Total deposits increased $196,193, or 21.82%, to $1,095,189 at December 31, 2020, compared to $898,996 at December 31, 2019. Total noninterest-bearing deposits increased $85,627, or 44.97%, to $276,033 at December 31, 2020, compared to $190,406 at December 31, 2019.

•

The Bank recorded $302 in provision for loan losses for the three months ended December 31, 2020, compared to $247 and $101 for the quarters ended September 30, 2020 and December 31, 2019, respectively. The increases in the provision for loan losses in each quarter of 2020 compared to the same quarters in 2019 are primarily a result of the stable loan growth during the year along with qualitative adjustments for uncertainty of market conditions brought about by the COVID-19 pandemic.

•

Overall cost of funds decreased 4 basis points (“bps”) to 63 bps for the three months ended December 31, 2020 compared to 67 bps for the three months ended September 30, 2020 and decreased 61 bps compared to 124 bps for the three months ended December 31, 2019.

•	Net interest margin decreased 17 bps to 2.64% for the three months ended December 31, 2020 compared to 2.81% for the three months ended September 30, 2020.

•

The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. The Tier 1 capital ratio for the Company and Bank was 12.50% and 12.20%, respectively, at December 31, 2020, compared to 13.01% and 12.71%, respectively, at September 30, 2020.

Net Interest Income

Net interest income for the three months ended December 31, 2020 was $8,493, approximately 16.26% higher than the same period in 2019. The net interest margin (“NIM”) was 2.64% for the three months ended December 31, 2020 compared to 2.81% for the three months ended September 30, 2020 and 2.79% for the same period in 2019.

Net interest income for the twelve months ended December 31, 2020 increased 29.23% to $33,134 from $25,639 for the same period in 2019. NIM for the twelve months ended December 31, 2020, decreased to 2.72% from 2.77% in the same period in 2019.

Continued low interest rates decreased the yield on the loans held for investment as well as the securities portfolio but were partially offset by lower costs on interest-bearing deposits along with the increased volume of loans, excluding PPP loans which earn 1% interest, thus further compressing our margin.

Credit Quality

The provision for loan losses for the three months ended December 31, 2020 was $302 compared to a provision for loan losses of $101 for the same period in 2019. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including, but not limited to, the government shutdown of the local and national economy in March of 2020 due to the COVID-19 pandemic, the continued uncertainty surrounding the pandemic for the Company and our customers, increased risks related to certain industry sectors such as restaurants, hotels and retail businesses and an overall increase in the loan portfolio when compared to the same quarter in 2019.

The Company’s non-performing assets decreased $2,416, or (17.17%), to $11,655 at December 31, 2020 compared to September 30, 2020 and decreased $4,147, or (26.24%), from $15,802 at December 31, 2019.

Year-to-date net charge-offs totaled $505 or 0.08% of average loans at December 31, 2020 compared to 0.07% and 0.03% at September 30, 2020 and December 31, 2019, respectively.

The Company continues to maintain strong credit quality, but this may be impacted in the future by factors related to the pandemic that are still uncertain. The overarching theme continues to be uncertainty, but management believes the Company has taken the steps necessary to be prepared for the continued uncertainty.

Noninterest Income

Non-interest income increased for the three months ended December 31, 2020, by $335, or 12.70% compared to the three months ended September 30, 2020 and decreased by $150 or (4.80%) compared to the same period in 2019.

Non-interest income increased by $712, or 7.30%, for the twelve months ended December 31, 2020 when compared to the same period in 2019.

The increase in non-interest income was primarily due to the following factors:

•	Increase in mortgage loan origination income due to a decrease in long-term mortgage rates;

•	Increase in gains from the sale of investment securities to lower the Company’s prepayment risk within the Company’s mortgage backed securities portfolio;

•	Partially offset by a decrease in overdraft income due to the savings trend related to the COVID-19 pandemic.

Noninterest Expense

Non-interest expense decreased for the three months ended December 31, 2020 by $291, or (3.36%) compared to the three months ended September 30, 2020 and increased by $634 or 8.20% compared to the same period in 2019.

Non-interest expense increased by $5,868, or 21.29%, for the twelve months ended December 31, 2020 when compared to the same period in 2019.

The increase in non-interest expense is mainly attributable to an increase in non-recurring COVID-19 safety measures such as: PPE, laptops, and branch safety measures. In addition, the COVID-19 expenses were also coupled with an increase in regulatory related expenses and core service contracts after the merger conversion in the second quarter of 2020.

Dividends

The Company paid aggregate cash dividends in the amount of $5,363, or $0.96 per share, during the twelve-month period ended December 31, 2020 compared to $4,874, or $0.96 per share, for the same period in 2019.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
INTEREST INCOME
Loans, including fees	$8,024	$7,805	$7,433	$30,941	$24,652
Investment securities	2,111	2,766	2,073	9,338	9,801
Other interest	11	8	377	282	908

	10,146	10,579	9,883	40,561	35,361

INTEREST EXPENSE
Deposits	1,469	1,506	2,151	6,556	7,719
Other borrowed funds	184	167	427	871	2,003

	1,653	1,673	2,578	7,427	9,722

NET INTEREST INCOME	8,493	8,906	7,305	33,134	25,639
PROVISION FOR LOAN LOSSES	302	247	101	1,485	573

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,191	8,659	7,204	31,649	25,066

NON-INTEREST INCOME
Service charges on deposit accounts	864	771	1,144	3,352	4,413
Other service charges and fees	931	1,031	812	3,606	3,129
Other non-interest income	1,177	835	1,166	3,502	2,206

	2,972	2,637	3,122	10,460	9,748

NON-INTEREST EXPENSE
Salaries and employee benefits	4,345	4,389	4,358	17,476	14,883
Occupancy expense	1,804	1,861	1,125	7,360	5,245
Other non-interest expense	2,213	2,403	2,245	8,590	7,430

	8,362	8,653	7,728	33,426	27,558

NET INCOME BEFORE TAXES	2,801	2,643	2,598	8,683	7,256

INCOME TAX EXPENSE	575	560	627	1,752	1,354

NET INCOME	$2,226	$2,083	$1,971	$6,931	$5,902

Earnings per share - basic	$0.40	$0.37	$0.35	$1.24	$1.17

Earnings per share - diluted	$0.40	$0.37	$0.35	$1.24	$1.17

Dividends paid	$0.24	$0.24	$0.24	$0.96	$0.96

Average shares outstanding - basic	5,578,820	5,578,281	5,558,891	5,574,330	5,063,736

Average shares outstanding - diluted	5,580,726	5,580,728	5,561,351	5,576,894	5,066,103

	For the Period Ended,
	December 31, 2020	September 30, 2020	December 31, 2019
Period End Balance Sheet Data:
Total assets	$1,450,692	$1,374,217	$1,195,434
Total earning assets	1,357,974	1,284,602	1,105,163
Loans, net of unearned income	652,256	655,634	577,067
Allowance for loan losses	4,735	4,494	3,755
Total deposits	1,095,189	1,049,157	898,996
Securities sold under agreement to repurchase	196,272	176,978	170,410
Short-term borrowings	25,000	15,000	—
Shareholders’ equity	119,548	117,498	112,800
Book value per share	21.43	21.03	20.22

Period End Average Balance Sheet Data:
Total assets	1,336,513	1,308,298	1,164,570
Total earning assets	1,243,566	1,215,916	1,068,683
Loans, net of unearned income	622,805	613,674	561,483
Total deposits	1,013,258	995,403	929,598
Securities sold under agreement to repurchase	181,699	175,267	124,344
Short-term borrowings	10,318	6,168	2,096
Shareholders’ equity	117,775	117,539	96,295

Period End Non-performing Assets:
Non-accrual loans	8,568	10,412	11,993
Loans 90+ days past due and accruing	14	246	257
Other real estate owned	3,073	3,413	3,552

	As of
	December 31, 2020	September 30, 2020	December 31, 2019
Year to Date Net charge-offs as a percentage of average net loans	0.08%	0.07%	0.03%

Year to Date Performance Ratios:
Return on average assets(1)	0.52%	0.41%	0.51%
Return on average equity(1)	5.89%	4.52%	6.13%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.72%	2.74%	2.77%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank